UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 8, 2016

FIRST FINANCIAL BANCORP.
(Exact name of registrant as specified in its charter)

Ohio	31-1042001
(State or other jurisdiction of incorporation or organization)	(I.R.S. employer identification number)

Commission file number: 001-34762

255 East Fifth Street, Suite 700, Cincinnati, Ohio 45202
(Address of principal executive offices and zip code)

Registrant's telephone number, including area code: (877) 322-9530

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Form 8-K                                First Financial Bancorp.

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) Named Executive Officer Compensation

On March 8, 2016, the Compensation Committee of the Board of Directors of First Financial Bancorp. (the “Company”), after consulting with its independent consultant, Willis Towers Watson, approved the following base salaries, short term incentive plan targets, and restricted stock grants for the Named Executive Officers (“NEOs”) including a performance-based restricted stock grant for each NEO for 2016, as disclosed in the table below.  Except as set forth below, there were no other changes made to the components of total compensation, which include base salary, short-term cash incentives, long-term stock-based incentives, pension and other benefits, and perquisites.

Name and Principal Position	Base Salary ($)(1)	Short-Term Incentive Plan Target Percentage (%)(2)	Long-Term Incentive Percentage For Restricted Stock Grants ($)(3)	Annual Grant of Shares of Restricted Stock (#)(4)	Value of Shares of Annual Grant Restricted Stock ($)(5)	Number of Shares of Underlying Stock Options ($)(6)
Claude E. Davis Chief Executive Officer	$754,269	60%	110%	46,044	$829,713	0

John M. Gavigan Senior Vice President, Chief Financial Officer	$245,250	30%	30%	4,084	$73,594	0

Anthony M. Stollings President, Chief Operating Officer	$390,000	40%	50%	10,822	$195,012	0

C. Douglas Lefferson President, Community Banking	$380,000	40%	70%	14,763	$266,029	0

Richard S. Dennen President, Oak Street Funding	$390,000	40%	50%	10,822	$195,012	0

(1)
Base salaries were increased from 2015 as follows (increased percentages in parentheses): Mr. Davis from $732,300 to $754,269 (3%), Mr. Gavigan from $225,000 to 245,250 (9%), Mr. Stollings from $360,000 to $390,000 (8.3%), Mr. Lefferson from $371,000 to $380,000 (2.4%) and Mr. Dennen from $380,000 to $390,000 (2.6%).

(2)
Short-term incentive target is a percentage of base salary. There were no changes from 2015 to 2016 in the target percentages for the NEOs. Payout is based on one-year return on asset performance relative to peers as well as actual absolute performance versus net income goal.

Threshold performance of 25th percentile must be achieved for return on asset performance to contribute to the payout. Depending on performance of the Company, payout can be anywhere from 0x to 2x target and subject to claw back in certain circumstances. In addition, the Compensation Committee can adjust downward the payout based on enterprise risk management performance. In the event earnings per diluted share are below $0, no plan payout will be made to participants, including NEOs. Any payout to NEOs above 1x target is paid in restricted stock subject to additional holding requirements.

(3)	Long-term incentive awards are an approximate percentage of base salary. There were no changes from 2015 to 2016 in the target percentages for the NEOs.
(4)
One half of the CEO’s and one fourth of the other NEO’s restricted stock awards were in the form of performance-based restricted stock that vests after three years upon only the attainment of certain pre-determined performance measures (generally total shareholder return and return on assets). 23,022 performance shares were awarded to Mr. Davis, 1,021 to Mr. Gavigan, 2,706 to Mr. Stollings, 3,691 to Mr. Lefferson, and 2,706 to Mr. Dennen. All other awards to NEOs were in restricted shares that vest over a three-year period beginning March 8, 2016. Dividends are accrued on restricted shares and are held in escrow and are not paid to the executive until that portion of the grant vests.

(5)	Based on the per share closing price of the Company common shares on March 8, 2016 ($18.02).
(6)	No options were granted.

Compensatory Arrangements of Certain Officers

Due to business needs requiring the Chief Executive Officer, Claude Davis to spend a significant amount of time in Indianapolis as well as in the Company’s Cincinnati headquarters, an annual taxable housing and mileage allowance of $25,000 was approved to compensate Mr. Davis as reimbursement for this travel as related travel expenses will no longer be considered deductible business travel expenses by the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FIRST FINANCIAL BANCORP.

By: /s/ John M. Gavigan
John M. Gavigan
Senior Vice President and Chief Financial Officer

Date:	March 11, 2016